UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2023

Mayville Engineering Company, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	001-38894	39-0944729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

715 South Street, Mayville, Wisconsin 53050

(Address of principal executive offices, including zip code)

(920) 387-4500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	MEC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.Entry into a Material Definitive Agreement.

On June 19, 2023, Mayville Engineering Company, Inc. (the “Company”) and the shareholders (the “Sellers”) of Mid-States Aluminum Corp. (“MSA”) entered into an Unit Purchase Agreement (the “Purchase Agreement”), pursuant to which, subject to the satisfaction or waiver of the conditions contained therein and following a reorganization of MSA from a corporation to a limited liability company, the Company will acquire all of the issued and outstanding limited liability interests of MSA (the “Acquisition”) for a total consideration of approximately $96 million, subject to customary adjustments including a net working capital adjustment. MSA is a leading manufacturer of custom aluminum extrusions and fabrications that also offers related services including design, engineering, extrusions, fabrication, anodizing and finishing, assembly, and packaging.

The Purchase Agreement contains customary representations, warranties and covenants of the Company, Sellers and a new parent entity of MSA that will be formed in the above-noted reorganization of MSA (“Parent”), including, among others, (i) covenants by the Sellers and Parent to cause MSA to conduct its business in the ordinary course of business in all material respects during the period between the execution of the Purchase Agreement and the closing of the Acquisition and (ii) covenants by all parties to use their reasonable efforts to obtain any waivers, consents, and approvals, and to take any other actions, necessary or advisable to complete the Acquisition as promptly as practical.

The Acquisition is conditioned, upon, among other things, no governmental entity enacting or enforcing any law or order that would make the Acquisition illegal or any such governmental entity commencing an investigation related to the Acquisition. The obligation of each of the parties to consummate the Acquisition is also conditioned upon each party’s representations and warranties being true and correct in all material respects and all parties having performed in all material respects their obligations under the Purchase Agreement. Additionally, the Company may refuse to complete the Acquisition if MSA suffers a material adverse effect or if Sellers and Parent fail to effect the above-noted reorganization.

The Purchase Agreement contains certain termination rights for all parties, including if the Acquisition is not completed by October 1, 2023, and also contains certain indemnification rights for all parties, subject to certain limitations, including, time limitations, de minimis amounts and deductibles.

The Company intends to finance the Acquisition by borrowing under its existing credit agreement, which will be amended to increase the amount of the revolving credit facility to $250 million. The Company has obtained a commitment for such amendment.

The Purchase Agreement and the press release issued by the Company in connection with the execution of the Purchase Agreement are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference. The summary of the material provisions of the Purchase Agreement set forth above is qualified in its entirety by reference to the Purchase Agreement filed as an exhibit hereto. The representations and warranties contained in the Purchase Agreement were made by the parties to each other as of specific dates and the assertions embodied in these representations and warranties were made solely for purposes of the Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating their terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality that is different from certain standards generally applicable to shareholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Based upon the foregoing reasons, investors should not rely on the representations and warranties as statements of factual information.

Item 9.01.Financial Statements and Exhibits.

(a)Not applicable.

(b)Not applicable.

(c)Not applicable.

(d)Exhibits. The exhibits listed in the exhibit index below are being filed herewith.

EXHIBIT INDEX

Exhibit Number

2	Unit Purchase Agreement, dated as of June 19, 2023, among Mayville Engineering Company, Inc. and the shareholders of Mid-States Aluminum Corp.*

99	Press Release of Mayville Engineering Company, Inc., dated June 20, 2023, regarding the acquisition of Mid-States Aluminum Corp.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* The disclosure schedules and similar attachments to this agreement are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedules or attachments to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAYVILLE ENGINEERING COMPANY, INC.

Date: June 21, 2023	By:	/s/ Todd M. Butz
Todd M. Butz
Chief Financial Officer